PAGE 1

                             Delaware
                 _______________________________
                         The First State


  I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF

 DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

 COPY OF THE RESTATED CERTIFICATE OF "ENGLISH LANGUAGE LEARNING

    AND INSTRUCTION SYSTEM, INC.", FILED IN THIS OFFICE ON THE

      SEVENTEENTH DAY OF MAY, A. D. 2002, AT 9 0'CLOCK A.M.





2706480 8100    <Delaware Seal appears here>       /s/ Harriet Smith Windsor
040588473                                          -------------------------
                                                   Harriet Smith Windsor,
                                                   Secretary of State


                                                   AUTHENTICATION: 3289749
                                                   Date: 08-11-04

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                    FILED 09:00 AM 05/17/2002
                                                            020317687-2706480

                   SECOND AMENDED AND RESTATED
                   CERTIFICATE OF INCORPORATION
                                OF
      ENGLISH LANGUAGE LEARNING AND INSTRUCTION SYSTEM, INC.

                      a Delaware corporation

     English Language Learning and Instruction System. Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

     1. The name of this corporation is English Language Learning and Instruction System, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on January 17, 1997 (the original name of the corporation at that was Lone Oak, Inc.); a certificate of merger affecting the corporation was filed with the Secretary of State on June 1, 1998; a certificate of amendment was filed with the Secretary of State on July 23, 1999; and certificate of amendment changing the name of the corporation to "Politics.com, Inc.," was filed with the Secretary of State on July 27, 1999; and a certificate of amendment changing the name of the corporation to its present name was filed with the Secretary of State on January 25, 2001; and a certificate of merger was filed on September 17, 2001; and an amended and restated certificate of incorporation was filed on September 21, 200l (as amended, the "Amended and Restated Certificate of Incorporation").

      2. This Second Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law and has been consented to in writing by the stockholders, and written notice has been given, in accordance with
Section 228 of the General Corporation Law. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation.

      3. The text of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

                            ARTICLE I

      The name of this corporation is English Language Learning and Instruction System. Inc.

                            ARTICLE II

       The address of the registered office of this corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

                           ARTICLE III

      The nature of the business or purposes to be conducted or promoted by this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                            ARTICLE IV

      This corporation is authorized to issue two classes of stock. to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is 70,000,000. with a par value of $0.00001 per share. The number of shares of Common Stock
authorized to be issued is 50,000,000.   The number of shares of Preferred
Stock authorized to be issued is 20,000,000, of which 1,000,000 shares shall be designated "Series A Preferred Stock" and 1,000,000 shares shall be designated "Series B Preferred Stock." The Board of Directors, by resolution, may fix the designation and number of shares of any series, and may determine, alter, or revoke the rights, preferences, privileges or restrictions pertaining to any wholly unissued series, subject to Section 5 of this Article
IV. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix the rights, preferences, privi1eges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.


     This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock and the Series B Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital stock or the holders thereof are as set forth below.

     1.  Dividends.

         (a) (I) The holders of the then outstanding shares of Series A Preferred Stock shall rank pari passu with the holders of Series B Preferred Stock and shall be entitled to receive prior, and in preference to, the holders of any other class or series of capital stock of the Company (including other series or classes of Preferred Stock), dividends (the "Series A Dividend") at a rate of twelve percent (12%) per year, compounded annually, of the Series A Preferred Original Issue Price (as defined below) out of assets of this corporation legally available for distribution (I) payable upon conversion of the Series A Preferred Stock into shares of Common Stock, (ii) mandatorily payable upon a Liquidation Event, or (iii) when, as and if declared by the Board of Directors.

             (ii) The holders of the then outstanding shares of Series B Preferred Stock shall rank pari passu with the holders of Series A Preferred Stock and shall be entitled to receive prior, and in preference to, the holders of any other class or series of capital stock of the Company (including other series or classes of Preferred Stock), dividends (the "Series B Dividend") at a rate of twelve percent (12%) per year, compounded annually, of the Series B Preferred Original Issue Price (as defined below) out of assets of this corporation legally available for distribution (I) payable upon conversion of the Series B Preferred Stock into shares of Common Stock, (ii) mandatorily payable upon a Liquidation Event, or (iii) when, as and if declared by the Board of Directors. The right to dividends on shares of the Series A Preferred Stock and the Series B Preferred Stock shall be cumulative, and such dividends shall begin to accrue on the date such shares are issued and outstanding and shall accrue regardless of whether there are profits, surplus or other funds of this corporation legally available for payment of dividends.

         (b) At the election of the majority of the holders of Series A Preferred Stock, the Series A Dividend may be paid in cash, in shares of Common Stock or in a combination of cash and shares of Common Stock; provided, that no fractional share of Common Stock shall be issued in payment of any portion of the Series A Dividend. At the election of the majority of the holders of Series B Preferred Stock, the Series B Dividend may be paid in cash in shares of Common Stock or in a combination of cash and shares of Common Stock; provided that no fractional share of Common Stock shall be issued in payment of any portion of the Series B Dividend. If the holders of Series A Preferred Stock or the holders of Series B Preferred Stock elect to receive all or any portion of their respective dividends in shares of Common Stock, such shares shall be valued based on the Average Closing Price as of the date on which the Board authorizes issuance of such shares.

"Average Closing Price" shall mean, as of any particular date:

             (I) if the Common Stock. is then traded on a securities exchange (specifically including the NASDAQ National Market), the average of the closing prices of the Common Stock on such securities exchange over the thirty
(30) trading days ending three (3) trading days prior to such date, as reported in The Wall Street Journal Eastern Edition listing for each such day (corrected for obvious typographical errors);

             (ii) if the Common Stock is then traded over-the-counter, the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) trading days ending three (3) trading days prior to such date as reported in The Wall Street Journal Eastern Edition listing for each such day (corrected for obvious typographical errors); and

             (iii) if there is no active public market for the Common Stock, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

          ) In addition to the dividend rights set forth in paragraphs l(a) and l(b) above, each holder of then outstanding shares of each Series A Preferred Stock and Series B Preferred Stock shall be entitled to share ratably with the holders of Common Stock in all dividends or other distributions declared and paid on the Common Stock, other than those payable solely in shares of Common Stock (which shall have the effects described in Section 3(e)(iii)(1)), on the basis that such holder held, on the record date for such dividend or distribution, the number of shares of Common Stock into which such holder's shares would have been convertible on such date upon exercise of the Conversion Rights described in Section 3.

     2.   Liquidation Preference.

         (a) Upon the occurrence of any (I) liquidation, Deemed Liquidation (as defined in Section 2(d) below) dissolution or winding up of this corporation, whether voluntary or involuntary

(any of the foregoing including a Deemed Liquidation being a "Liquidation Event"), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the ho1ders of the Common Stock by reason of their ownership thereof, an amount per share equal to $3.00 for each outstanding shares of Series A Preferred Stock (appropriately adjusted in each case for any recapitalizations, stock combinations, stock dividends, stock splits and the like) (the "Series A Preferred Original Issue Price") plus an amount equal to all accrued but unpaid dividends on the Series A Preferred Stock held by them (collectively, with the Series A Preferred Original Issue Price, the "Series A Preferred Liquidation Amount"). Upon the occurrence of any (I) Liquidation, Deemed Liquidation (as defined in Section 2(d) below) dissolution or winding up of this corporation, whether voluntary or involuntary (any of the foregoing including a Deemed Liquidation being a "Liquidation Event"), the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $1.75 for each outstanding share of Series B Preferred Stock (appropriately adjusted in each case for any recapitalizations, stock combinations, stock dividends, stock splits and the like) (the "Series B Preferred Original Issue Price") plus an amount equal to all accrued but unpaid dividends on the Series B Preferred Stock held by them (collectively with the Series B Preferred Original Issue Price, the "Series B Preferred Liquidation Amount"). If upon the occurrence of a Liquidation Event, the assets and funds of this corporation legally available for distribution to stockholders by reason of their ownership of the stock of this corporation shall be insufficient to permit the payment to such holders of Series A Preferred Stock and Series B Preferred Stock of the full Series A Preferred Liquidation Amount and the full Series B Preferred Liquidation Amount as applicable, then the entire assets and funds of this corporation legally available for distribution to holders of Series A Preferred Stock and Series B Preferred Stock shall be distributed ratably among the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock in proportion to the Series A Preferred Liquidation Amount and the Series B Preferred Liquidation Amount each holder is otherwise entitled to receive.

         (b) Upon a Deemed Liquidation (as defined below), a majority of then outstanding shares of Series A Preferred Stock may, in lieu of receiving the Series A Preferred Liquidation Amount elect to convert their shares of Series A Preferred Stock into Common Stock and receive the consideration and other securities and property provided for under the terms of the Deemed Liquidation pro rata along with all other holders of Common Stock. Upon a Deemed Liquidation (as defined below), a majority of then outstanding shares of Series B Preferred Stock may, in lieu of receiving the Series B Preferred Liquidation Amount elect to convert their shares of Series B Preferred Stock into Common Stock and receive the consideration and other securities and property provided for under the terms of the Deemed Liquidation pro rata along with all other holders of Common Stock.

          ) After payment in full has been made to the holders of the Series A Preferred Stock and the Series B Preferred Stock of the full amounts to which they shall be entitled as provided in Sections 2(a) or 2(b), the entire remaining assets and funds of this corporation legally available for distribution to stockholders, if any, shall be distributed among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them. Shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be converted into shares of Common Stock in order to participate in any distribution as shares of Common Stock.

         (d) A consolidation or merger of this corporation with or into any other corporation or other entity, or a sale, lease, conveyance or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets of this corporation, or the effectuation by this corporation of any other transaction or series of related transactions, in each such case (other than the sale, lease or other disposition of an or substantially all of the assets) as a result of which the owners of this corporation's outstanding voting securities immediately prior thereto do not own at least a majority of the outstanding voting securities of the surviving, resulting or consolidated entity (each such event(s) being a "Deemed Liquidation"), shall be deemed to be a liquidation, dissolution or winding up of this corporation.

        (e) If any of the assets of this corporation are to be distributed under this Section 2, or for any purpose (other than the ordinary course of business), in a form other than cash, then the Board of Directors shall promptly and reasonably determine in good faith the fair market value of the assets to be distributed to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock.

        Any securities shall be valued as follows:

            (I) Securities not subject to restrictions on free marketability covered by (ii) below shall be valued in accordance with Sections
1(b)(i)-(iii):

            (ii) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make appropriate discount from the market value determined in (I) above to reflect the approximate fair market value thereof, as determined by the Board of Directors. This corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock.

     3. Conversion. The holders of the Series A Preferred Stock and Series B Preferred Stock shal1 have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert - Series A Preferred Stock and Series B Preferred. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such series of Series A Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Preferred Original Issue Price by the Series A Conversion Price (as hereinafter defined) at the time in effect for a share of such series of Series A Preferred Stock (the "Series A Conversion Rate"). The Series A Preferred Original Issue Price per share of Series A Preferred Stock is $3.00. The Conversion Price per share of Series A Preferred Stock initially shall be $3.00 (the "Series A Conversion Price"), subject to adjustment from time to time as provided below. Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such series of Series B Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Preferred Original Issue Price by the Series B Conversion Price (as hereinafter defined) at the time in effect for a share of such series of Series B Preferred Stock (the "Series B Conversion Rate"). The Series B

Preferred Original Issue Price per share of Series B Preferred Stock is $1.75. The Conversion Price per share of Series B Preferred Stock initially shall be $1.75 (the "Series B Conversion Price"), subject to adjustment from time to time as provided below.

         (b) Series A Mandatory Conversion. At any time after one year from the date the Series A Preferred is issued, the corporation may force each share of Series A Preferred Stock to be automatically converted into shares of Common Stock at the Series A Conversion Rate at the time in effect for such series of Series A Preferred Stock, so long as the corporation has filed and maintained a "shelf" registration pursuant to Ru1e 415 of the Securities Act of 1933, as amended (the "Act"), and such "shelf" registration is then currently effective; and one of the following two conditions has been satisfied:

            (I) The average closing price (as determined by Section l(b)(I) above) of the Common Stock for the preceding forty-five (45) trading days exceeds $8.00 per share; or

            (ii) The corporation completes an underwritten public offering with proceeds to the Company in excess of $15 million.

          ) Series B Mandatory Conversion. At any time after one year from the date the Series B Preferred is issued, the corporation may force each share of Series B Preferred Stock to be automatically converted into shares of Common Stock at the Series B Conversion Rate at the time in effect for such series of Series B Preferred Stock, so long as the corporation has filed and maintained a "shelf" registration pursuant to Rule 415 of the Act, and such "shelf" registration is then currently effective; and one of the following two conditions has been satisfied:

            (I) The average closing price (as determined by Section 1(b)(I) above) of the Common Stock for the preceding forty-five (45) trading days exceeds $8.00 per share; or

            (ii) The corporation completes an underwritten public offering with proceeds to the Company in excess of $15 million.

         (d) Mechanics of Conversion. Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such Series A Preferred Stock or Series B Preferred Stock and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate of certificates for shares of Common Stock are to be issued.

         (e) Fractional Shares. In lieu of any fractional shares to which the holder of the Series A Preferred Stock or the Series B Preferred Stock would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the Average Closing Price of one share of Common Stock as determined in accordance with Section 1(b) above. Whether or not fractional shares are issuab1e upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate Conversion.

        (f) Adjustment of Conversion Price. The Conversion Price of the Series A Preferred Stock and the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

            (I) Special Definitions. For purposes of this section 3(e), the following definitions shall apply:

               (1) "Options" shall mean rights, notes, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

               (2) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

               (3) "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iii), deemed to be issued) by this corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                    (A) to officers, directors or employees of, or consu1tants to, this corporation or its subsidiaries pursuant to that certain 2000 Stock Plan approved by the Board of Directors on or about the Original Issue Date (the "Stock Plan");

                    (B) upon conversion of shares of the Series A Preferred Stock or the Series B Preferred Stock;

                     ) as a dividend or other distribution on the Series A Preferred Stock or the Series B Preferred Stock (so long as on a pro rata basis to all holders of such Series);

                    (D) in a transaction described in Section 3(e)(iii).

               (4) "Series A Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock was issued; "Series B Original Issue Date" shall mean the date on which the first shares of Series B Preferred Stock was issued.

            (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price or the Series B Conversion Price of a particular share of Series A Preferred Stock or Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 3(e) hereof) for an Additional Share of Common issued or deemed to be issued by this corporation is less than the Series A Conversion Price or the Series B Conversion Price as the case may be, in effect on the date of, and immediately prior to, such issue, for such share of Series A Preferred Stock or Series B Preferred Stock, as the case may be.

            (iii) Deemed Issue of Additional Shares of Common. In the event this corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the exercise of such Options and conversion or exchange of such Convertible Securities, shall be deemed to be Additiona1 Share of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close. of business on such record date; provided, however, that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(e) hereof) of such Additional Shares of Common would be less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

               (1) no further adjustment in the Series A Conversion Price or the Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase of decrease in the consideration payable to this corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price or the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no adjustment of the Series A Conversion Price or the Series B Conversion Price or shares of Series A Preferred Stock or Series B Preferred Stock shall affect Common Stock previously issued upon conversion of Series A Preferred Stock or Series B Preferred Stock;

               (3) upon the expiration of any each Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price and the Series B Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed (provided that no such recomputation shall affect Common Stock previously Issued upon conversion of Series A Preferred Stock or Series B Preferred Stock) as if:

                    (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by this corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by this corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by this corporation upon such conversion or exchange; and

                    (B) in the case of Options for Convertib1e Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by this corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by this corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by this corporation (determined pursuant to Section 3(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised: and

               (4) no readjustment pursuant to clause (2) or (3) above or (iv) below shall have the effect of increasing the Series A Conversion Price or the Series B Conversion Price to an amount which exceeds the lower of (1) the Series A Conversion Price or the Series B Conversion Price, as applicable, on the original adjustment date, or (2) the Series A Conversion Price or the Series B Conversion Price as applicable, that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(e)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to the lowest price pet share at which any such Additional Shares of Common are issued. In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(e)(iii))without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, such Series B Conversion Price shall be reduced, concurrently with such issue, to the lowest price per share at which any such Additional Shares of Common are issued.

            (g) Determination of Consideration. For purposes of this Section 3(e), the consideration received by this corporation for the issue of any Additional Shares of Common shall be computed as follows;

               (I) Cash and Property.  Such consideration shall:

                   (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by this corporation after deducting any commissions paid by this corporation with respect to such issuance and excluding amounts paid or payab1e for accrued interest or accrued dividends;

                   (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in the good faith by the Board of Directors; and

                   (3) in the event Additional Shares of Common are issued (or, pursuant to Section 3(e)(iii), deemed to be issued) together with other shares or securities or other assets of this corporation for consideration which covers both. be the proportion of such consideration so received, computed, as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

               (ii) Options and Convertib1e Securities. The consideration per share received by this corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(e)(iii), relating to Options and Convertible Securities, shall equal the quotient determined by dividing:

                   (1) the total amount, if any, received or receivable by this corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to this corporation upon the exercise of such Options or me conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                   (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (iii) Other Adjustments to Conversion Price. The Series A Conversion Price and the Series B Conversion Price shall also be subject to adjustment from time to time as follows:

                   (1) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split stock dividend, reclassification or otherwise, into a greater number of shares of Common Stock or this corporation declares a dividend payable in any right to acquire Common Stock for no consideration, the Series A Conversion Price and the Series B Conversion Price immediately prior to such event shall concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock and the Series A Conversion Price and the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                   (2) Adjustments for Stock: Dividends and Other Distributions. In the event this corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding repurchases of securities by this corporation not made on a pro rata basis) payable in property or in securities of this corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided in Section 1 in connection with a dividend, then and in each such event the holders of the Series A Preferred Stock and the Series B Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of this corporation that they would have received had their Series A Preferred Stock and Series B Preferred Stock been converted into Common Stock on the date of such event.

                   (3) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stocks, whether by capital reorganization, reclassification or otherwise

(other than a subdivision or combination of shares provided for in subsections
(1) or (2) above, or a Change of Control referred to in Section 2 ) above) then the Series A Conversion Price and the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that each share of Series A Preferred Stock and Series B Preferred Stock shall thereafter be convertible into the number of shares of such other class or classes of stock or the number of shares of Common Stock of this corporation deliverable upon conversion of such share of Series A Preferred Stock and Series B Preferred Stock immediately before such reorganization, reclassification or other event.

               (iv) Miscellaneous.

                   (1) All calculations under this Section 3(e) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                   (2) No adjustment in the Series A Conversion Price or the Series B Conversion Price need be made if such adjustment would result in a change in such Series A Conversion Price or Series B Conversion Price, as applicable, of less than $0.01. Any adjustment of less than $0.01 which is not made sba1l be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Series A Conversion Price or Series B Conversion Price, as applicable.

            (h) No Impairment. This corporation will not, by amendment of this Second Amended and Restated Certificate of Incorporation or through any organization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock and Series B Preferred Stock against impairment.

            (I) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each bolder of Series A Preferred Stock and Series B Preferred Stock, a certificate executed by this corporation's President or Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any bolder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price or Series B Conversion Price (as the case may be) at the time in effect, and ) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Series A Preferred Stock or Series B Preferred Stock (as the case may be).

            (j) Notices of Record Date. In the event that this corporation shall propose at any time:

               (I) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

               then, in connection with each such event, this corporation shall send to the holders of the Series A Preferred Stock and Series B Preferred Stock (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; (2) in the case of the matters referred to in (iii) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to change their Common Stock for securities or other property deliverable upon the occurrence of such event).

            (k) Issue Taxes. This corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto provided, however, that this corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (l) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock and Series B Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (m) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed given if delivered by confirmed facsimile or e1ectronic transmission (with duplicate original sent by United States mail) or three business days after such notice is deposited in the United States certified mail (return receipt requested), postage prepaid, and addressed correctly to each holder of record at his address or facsimile number appearing on the books of this corporation

      4. Voting Rights. The stockholders of this corporation shall have voting rights as follows:

            (a) Except as otherwise required by law or as otherwise set forth herein, each holder of Common Stock sha11 have one vote for each share of Common Stock so held, each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no inch record date is established at the date such vote is taken or any written consent of stockholders is solicited, and each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of Series A Preferred Stock, all shares of Series B Preferred Stock and all shares of Common Stock shall vote together as a single class on all matters to come before the stockholders of this corporation.

            (b) The holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect one of this corporation's seven (7) Directors (the "Preferred Stock Director"). The Preferred Stock Director shall be elected at the annual meeting or at any special meeting of holders of Series A Preferred Stock and Series B Preferred Stock called by holders of 10% or more of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, or by the written consent of such holder. If a person elected by the holders of Series A Preferred Stock should cease to be a director for any reason, the vacancy shall only be filled by the vote of a majority or written consent of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock.

      5. Preferred Stock Protective Provisions. This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of at least 66.67% of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class (except as required by law), on an as-converted basis;

               (I) alter or change the rights, preferences or privileges of the Series A Preferred Stock or the Series B Preferred Stock;

               (ii) increase or decrease the authorized number of shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock;

               (iii) authorize, designate, create or issue or obligate itself to issue, through reclassification or otherwise, any new class or series of stock or any other securities convertible into equity securities of this corporation with rights, preferences or privileges senior to, or on parity with, those of the Series A Preferred Stock or the Series B Preferred Stock, or issue a number of shares of Series A Preferred Stock in excess of 1,000,000, or of Series B Preferred Stock in excess of 1,000,000;

               (iv) redeem, purchase, or otherwise acquire(or pay into or set aside for a sinking fund for such purpose) any of the equity securities of this corporation (including Options and Convertible Securities and Series A Preferred, Stock and Series B Preferred Stock);

               (v) amend or repeal any provision of, or add any provision to, this corporation's Amended and Restated Certificate of Incorporation or Bylaws if such action would change adversely the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock or the Series B Preferred Stock;

               (vi) take any action that would be a deemed Liquidation with net proceeds to holder of the Series A Preferred Stock less than the Series A Preferred Liquidation Amount or a Deemed Liquidation with net proceeds to holders of the Series B Preferred Stock less than the Series B Preferred Liquidation Amount;

               (vii) consent to any voluntary dissolution, recapitalization, liquidation or winding up of the corporation;

               (viii) pay or declare any dividends;

               (ix) increase the number of shares of capital stock of this corporation issued or reserved for issuance to officers, directors, or employees of, or consultants to, this corporation pursuant to the 2000 Stock Plan;

               (x) increase the size of the Board of Directors to more than seven (7) members;

               (xi) materially change the nature of the corporation's business;

               (xii) incur indebtedness or guarantee the debt of another person or entity such that this Corporation's aggregate debt (including, without limitation, guaranteed debt) exceeds $5,000,000; or

               (xiii) take any action that results in any corporation expenditure or commitment (including but not limited to debt repayments, acquisitions, and joint ventures) in excess of $5,000,000 to the extent that such expenditure or commitment has not been previously approved by this corporation' s Board of Directors, including the Preferred Stock Director.

      6. No Restriction of Preferred Stock. No share or shares of Series A Preferred Stock or Series B Preferred Stock, acquired by this corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which this corporation shall be authorized to issue.

                            ARTICLE V

      To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      This Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of this corporation or any predecessor of this corporation or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

      Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this
Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                            ARTICLE VI

      This corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Second Amended and Restated Certificate of Incorporation, and subject to the rights, preferences and privileges granted herein to the stockholders of this corporation. The number of shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by an affirmative vote of the holders of a majority of the voting stock of this corporation, voting on an as converted basis, subject to provisions of Article IV, Section 5.

                           ARTICLE VII

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repea1 the Bylaws of this corporation, subject to the provisions of Article IV,
Section 5.

                           ARTICLE VIII

      The number of directors which constitute the whole Board of Directors of this corporation shall be as specified in the Bylaws of this corporation.

                            ARTICLE IX

      Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                            ARTICLE X

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                            ARTICLE XI

      This corporation is to have perpetual existence.



                               ***

      I hereby declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.


      IN WITNESS WHEREOF, this second amendment and restated Certificate of Incorporation has been signed by the sole director of this corporation this 16th day of May, 2002.

                                        /s/ Timothy Otto
                                       -------------------------
                                   Name: Timothy D. Otto
                                   Office: President and CEO